Exhibit (d)(4)

AMENDED AND RESTATED

EXCLUSIVITY AGREEMENT

THIS AMENDED AND RESTATED EXCLUSIVITY AGREEMENT (this “Agreement”), entered into as of November 22, 2011 (the “Agreement Date”), by and between SAP AG, a German corporation (including its subsidiaries, “SAP”), and SuccessFactors, Inc., a Delaware corporation (including its subsidiaries, the “Company”), amends and restates the Exclusivity Agreement entered into by the same parties dated as of November 9, 2011.

SAP and the Company are continuing to engage in discussions regarding a possible transaction between them (the “Transaction”), and in connection therewith, are devoting substantial time and resources to evaluating such Transaction, and in further consideration of the mutual promises herein;

NOW, THEREFORE, the parties agree as follows:

1.	Exclusivity.

(a) Exclusivity by Company. Between the Agreement Date and 11:59 p.m., Pacific time, on December 5, 2011 (the “Exclusive Period”), the Company will not, and will not authorize or direct or knowingly permit any of its and its subsidiaries’ officers, members of its board of directors, agents, advisors, investment bankers, attorneys, accountants and other representatives, in each case that are aware of the discussions between SAP and the Company with respect to the Transaction (“Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, or knowingly encourage, facilitate or induce the making, submission or announcement of any Alternative Proposal (as defined below), (ii) disclose to any person or entity any information relating to the Company and/or any of its subsidiaries in connection with, or enter into, participate in, maintain or continue any communications or negotiations regarding, any Alternative Proposal, (iii) agree to, accept, recommend or endorse (or publicly propose or announce any intention or desire to agree to, accept, recommend or endorse) any Alternative Proposal, or (iv) enter into any letter of intent, contract or other agreement relating to, or otherwise agree to or consummate or effect any Alternative Proposal. For purposes of this agreement, the term “Alternative Proposal” means any expression of interest in, or agreement, offer or proposal for, any acquisition (including beneficial ownership) of 10% or more of the outstanding voting securities of the Company or all or any material portion of the Company’s assets, whether by way of a merger, consolidation, reorganization, liquidation, asset sale, stock purchase, tender offer or other business combination, or any material, non-ordinary course development, license, lease or joint venture transaction, other than any offer, proposal or indication of interest made by or on behalf of SAP.

The Company will immediately cease and cause to be terminated (and during the Exclusive Period will not resume or otherwise continue) any and all existing activities, discussions and negotiations with any persons conducted heretofore with respect to any Alternative Proposal. In the event that the Company receives an Alternative Proposal, or any request for information relating to the Company in connection with an Alternative Proposal, from any person during the Exclusive Period, the Company will provide SAP with notice of such event, including any price and form of consideration specified in such Alternative Proposal (as well as any subsequent modifications thereto), not later than 24 hours after each such receipt by the Company.

(b) Exclusivity by SAP. During the Exclusive Period, SAP will not, and will not authorize or direct or knowingly permit any of its and its subsidiaries’ officers, members of its board of directors,

agents, advisors, investment bankers, attorneys, accountants and other representatives, in each case that are aware of the discussions between SAP and the Company with respect to the Transaction (“SAP Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, or knowingly encourage, facilitate or induce the making, submission or announcement of any Competitor Alternative Proposal (as defined herein), (ii) participate in, maintain or continue any communications or negotiations regarding, any Competitor Alternative Proposal, (iii) agree to, accept, recommend or endorse (or publicly propose or announce any intention or desire to agree to, accept, recommend or endorse) any Competitor Alternative Proposal, or (iv) enter into any letter of intent, contract or other agreement relating to, or otherwise agree to or consummate or effect any Competitor Alternative Proposal. For purposes of this agreement, the term “Competitor Alternative Proposal” means any expression of interest by SAP in, or agreement, offer or proposal for, any acquisition (including beneficial ownership) of 10% or more of the outstanding voting securities of a Competitor (as defined herein) to the Company or all or any material portion of the assets of a Competitor to the Company, whether by way of a merger, consolidation, reorganization, liquidation, asset purchase, stock purchase, tender offer or other business combination, or any material, non-ordinary course development, license, lease or joint venture transaction. A “Competitor” to the Company for purposes of this Agreement shall mean any of the following companies: Cornerstone OnDemand Inc., Kenexa Corporation, Taleo Corporation or Workday, Inc.

SAP will immediately cease and cause to be terminated (and during the Exclusive Period will not resume or otherwise continue) any and all existing activities, discussions and negotiations with any persons conducted heretofore with respect to any Competitor Alternative Proposal.

2. Miscellaneous.

(a) Binding Agreement. The Company acknowledges that the agreements set forth in this Agreement have been made in order to induce SAP and the Company to continue to undertake significant efforts and to incur significant expense in connection with pursuing the proposed Transaction. Each party represents and warrants to the other party that it has the right to enter into Agreement and that this Agreement is a valid and binding obligation of the parties relating to the matters herein. Each party further represents and warrants to the other party that the terms of this Agreement are not inconsistent with other contractual obligations, express or implied, which they may have.

(b) Injunctive Relief. It is agreed that each party would be irreparably injured by a breach of this Agreement by the other party, that monetary remedies would be inadequate to protect against any actual or threatened breach of this Agreement, and, without prejudice to any other rights and remedies otherwise available to the non-breaching party, each party, on behalf of itself and its affiliates, agrees to the granting of equitable relief, including injunctive relief and specific performance, in favor of the other party without proof of actual damages and without any need to secure or post any bond in connection therewith. Each party further agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages.

(c) Severability. If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction in the United States to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

(d) Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

(e) Modifications to Agreement; Waivers. No modifications of or changes to this Agreement or waiver of the terms and conditions hereof will be binding upon a party, unless approved in writing and signed by party against whom enforcement is sought. It is further agreed that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(f) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflict of laws thereof. The parties agree that the courts of the State of California shall be the exclusive venue for disputes arising under this Agreement.

(g) Confidentiality. The existence of this Agreement, the terms hereof and any communications regarding it constitute confidential information to be treated by the parties in accordance with the terms of the Confidentiality Agreement, dated as of October 20, 2011, between the parties hereto.

(h) Entire Agreement. This Agreement, and such Confidentiality Agreement, constitute the entire agreement between the parties with regard to the subject matter of this Agreement. Nothing herein shall be deemed to obligate either party to enter into a definitive agreement for, or consummate, any Transaction.

(i) Counterparts. This Agreement may be signed by facsimile or other electronic method (such as e-mail) and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument. Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

IN WITNESS WHEREOF, the parties have executed this Exclusivity Agreement as of the day and year first above written.